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                        Transworld Home HealthCare, Inc.
                                11 Skyline Drive
                            Hawthorne, New York 10532


                                                     May 14, 1996

Mr. Joseph J. Raymond
17140 Coral Cove Way
Boca Raton, Florida 37496

Dear Joe:

          We write to set forth our agreement with respect to your engagement by Transworld Home HealthCare, Inc., a New York corporation (the "Company"), as a consultant and adviser.

          1. ENGAGEMENT. You have today resigned as an employee, officer and director of the Company and each of its subsidiaries (it being understood that your resignation as a director of the Company is effective August 15, 1996). So that the Company may continue to have the benefit of your knowledge and experience, and in consideration of the payments specified in paragraph 2 below, you have agreed to be available to the Companies through April 30, 2000 to consult and assist on matters relating to the Companies. To facilitate such consultation and assistance, the Company will make available to you an office in its facility at Tri-Parkway Corporate Park, 200 Schulz Drive, Red Bank, New Jersey (or a comparable office) and a secretary through April 30, 2000. The Company acknowledges and agrees that you may hold other full-time employment, either for another entity or in a self-employed capacity during such period. You will provide consultation and assistance as reasonably requested by the Company at such times as shall be reasonably requested by the Company. You shall at all times be an independent contractor, rather than an employee.

          2. PAYMENTS. As full compensation for all of your services in connection with your engagement hereunder, and subject to satisfaction of the conditions set forth in paragraph 4 below, the Company will pay or provide to you the following (in each case less applicable withholding and other taxes):
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Mr. Joseph J. Raymond
May 14, 1996
Page 2

             a. CONSULTING COMPENSATION. During the period from May 15, 1996 through April 30, 2000, you will receive a consulting fee, payable in accordance with the normal payroll practices of the Company, at a rate per annum equal to $150,000 less the amount, if any (the "Offset Amount"), by which the sum of the following amounts exceeds $60,000: (i) any other fees or compensation paid to you by the Company and (ii) the cost to the Company (as determined by the Board of Directors of the Company in its good faith discretion) of providing to you continued medical coverage (or paying to you amounts in lieu thereof), of making available to you an office and a secretary as described in paragraph 1 above, of assigning to you the insurance policy described in paragraph 2.b. below and paying the insurance premiums thereon, of providing to you an automobile (and bearing insurance, gasoline, maintenance, repair or similar costs in connection therewith), of reimbursing you for travel, entertainment or similar business expenses or credit card charges, and of providing or making available to you any other benefit or service. The Offset Amount will be applied to reduce each periodic payment of the consulting fee that otherwise would be payable to you and, to the extent that the Offset Amount exceeds any periodic payment, the excess will be applied against subsequent periodic payments.

             b. INSURANCE POLICY. The Company owns an insurance policy on your life in the amount of $1,000,000. To the extent permitted by the terms of the policy, by the underwriter of the policy and by applicable law, the Company will assign the policy to you and through April 30, 2000 will pay the insurance premiums thereon, in an amount not to exceed $6,500 per annum.

          3. MISCELLANEOUS.

             a. Any breach by you of the severance agreement between you and the Company of even date herewith shall be deemed to be a breach by you of your obligations under this Agreement. Except as described in the preceding sentence, this Agreement sets forth the parties' final and entire agreement, and supersedes any and all prior understandings, with respect to its subject matter. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom
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Mr. Joseph J. Raymond
May 14, 1996
Page 3

      enforcement of any such amendment, supplement, change or waiver is sought.

             b. The paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             c. This Agreement shall be governed by and construed and interpreted in accordance with the internal law of the State of New York (without reference to its rules as to conflicts of law). Any legal action or proceeding with respect to or arising out of this Agreement shall be brought in the courts of the State of New York or of the United States of America, located in the County, City and State of New York, and, by execution and delivery of this Agreement, each of the parties hereby accepts, generally and unconditionally, the exclusive jurisdiction of such courts. Each of the parties hereby irrevocably waives, in connection with any such action or proceeding, any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which he or it may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction. IN ANY ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT, EACH PARTY HERETO WAIVES TRIAL BY JURY IN SUCH ACTION OR PROCEEDING.

             d. Each of the parties understands and agrees that this Agreement is the result of extensive negotiations between them. Accordingly, it is understood and agreed that each of the parties shall be deemed to have drawn this Agreement in order to avoid any negative inference by a court against the preparer of this Agreement.

             e. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.

          4. CONDITIONS. This Agreement will not become effective (and you will not be entitled to receive any payments or other benefits under this Agreement) until the later of (i) the date on which the revocation period has expired (without your revocation right having been exercised) under the severance agreement between you and the Company of even date herewith and (ii) the date on which the Company shall have received, in form and substance satisfactory to the Company, the consent under the Amended and Restated Credit Agreement, dated as of March 1, 1995,
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Mr. Joseph J. Raymond
May 14, 1996
Page 4

among the Company, Various Banks and Banque Paribas, as Agent, of the "Required Banks" (as therein defined).

          If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this Agreement.

                                            Very truly yours,

                                            Transworld Home HealthCare, Inc.

                                            By: /s/ Robert W. Fine
                                               -----------------------------
                                               Name:  Robert W. Fine
                                               Title: President

Accepted and agreed to on
the 15 day of May, 1996

/s/ Joseph J. Raymond
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    Joseph J. Raymond


Sworn to before me on this
15th day of May, 1996

/s/ Dolores M. Lessone
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       Notary Public

     DOLORES M. LESSONE
A Notary Public of New Jersey
My Commission Expires 3/6/97